As filed with the Securities and Exchange Commission on March 30, 2006

Registration No. 333–115774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST–EFFECTIVE

AMENDMENT NO. 1

TO

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SERENA SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2669809
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

(650) 522-6600

(Address, including zip code, and telephone number, including area code,

of registrant’s offices)

SERENA Amended and Restated 1997 Stock Option and Incentive Plan

SERENA 1999 Employee Stock Purchase Plan

SERENA 1999 Director Option Plan

(Full title of the plan)

Mark Woodward

President and Chief Executive Officer

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

(650) 522-6600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Richard Capelouto, Esq.

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

(650) 251–5000

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S–8 (Registration No. 333–115774) (the “Registration Statement”) of Serena Software, Inc., a Delaware Corporation (“Serena”), pertaining to the registration of 4,205,001 shares of Serena Common Stock, par value $0.001 per share (as such amounts may have increased for any stock splits, stock dividends, or similar transactions occurring subsequent to the original filing date), to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on May 24, 2004.

Spyglass Merger Corp., a Delaware Corporation (“Spyglass”), and Serena entered into an Agreement and Plan of Merger dated as of November 11, 2005 (the “Merger Agreement”), pursuant to which, among other things, Spyglass would be merged with and into Serena (the “Merger”), Serena would be the surviving corporation in the Merger, and all shares of Serena Common Stock, $0.001 par value per share, outstanding at the effective time of the Merger would be converted into the right to receive $24.00 per share, without interest.

On March 9, 2006, Serena held a special meeting of stockholders at which Serena stockholders approved the adoption of the Merger Agreement. The Merger became effective on March 10, 2006 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Serena has terminated all offerings of Serena Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Serena in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of Serena Common Stock which remain unsold at the termination of the offering, Serena hereby removes from registration all shares of Serena Common Stock registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on March 30, 2006.

SERENA SOFTWARE, INC.

By:	/s/ Mark E. Woodward
Mark E. Woodward,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 has been signed by the following persons on March 30, 2006 in the capacities indicated.

SIGNATURE	TITLE
/s/ Mark E. Woodward	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert I. Pender, Jr.	Senior Vice President (Principal Financial and Accounting Officer)

/s/ David J. Roux	Director

/s/ John R. Joyce	Director

/s/ Hollie J. Moore	Director